EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                   Three Months       Six Months
                                                       Ended            Ended
                                                   June 30, 1999    June 30, 1999
                                                   -------------    -------------

Net Income                                            $ 247,838         401,070
                                                      =========       =========

Weighted average shares outstanding
  for basic EPS computation                             804,077         836,772

Reduction for common shares not yet
  released by Employee Stock Ownership Plan             (60,703)        (62,951)
                                                      ---------       ---------

Total weighted average common shares
   outstanding for basic computation                    743,374         773,821
                                                      =========       =========

Basic earnings per share                              $    0.33       $    0.52
                                                      =========       =========

Total weighted average common shares
  outstanding for basic computation                     743,374         773,821

Common stock equivalents due to
  dilutive effect of stock options                            0               0
                                                      ---------       ---------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation                                           743,374         773,821
                                                      =========       =========

Diluted earnings per share                            $    0.33       $    0.52
                                                      =========       =========
